UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2017

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 24, 2017, registrant issued a press release entitled “Halliburton Announces Second Quarter 2017 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER 2017 RESULTS

•	Reported income from continuing operations of $0.03 per diluted share

•	Adjusted income from continuing operations of $0.23 per diluted share

HOUSTON - July 24, 2017 - Halliburton Company (NYSE:HAL) announced today income from continuing operations of $28 million, or $0.03 per diluted share, for the second quarter of 2017. Adjusted income from continuing operations for the second quarter of 2017, excluding a fair market value adjustment associated with an expected promissory note in Venezuela, was $201 million, or $0.23 per diluted share. These second quarter results also include a $0.04 per diluted share impact from litigation settlements and one-time executive compensation charges. Reported operating income was $146 million and adjusted operating income was $408 million for the second quarter of 2017, compared to operating income of $203 million for the first quarter of 2017.

“Our performance this quarter demonstrates that Halliburton is the execution company, and we are the leader in North America. North America revenue growth of 24% outpaced the average sequential U.S. land rig count growth of 21%, while our margins grew into the double digits. More broadly, we outperformed our major peer in every geo-market, demonstrating that we continue to grow our global market share,” said Dave Lesar, Executive Chairman.

“I am very pleased with our second quarter results. We continue to execute our strategy to maximize asset value for our customers and deliver differentiated services that we believe will generate superior returns over the long term,” remarked Jeff Miller, President and CEO.

“Total company revenue this quarter was $5.0 billion, representing a 16% increase compared to the first quarter of this year, while total adjusted operating income was $408 million. These results were primarily driven by continued strengthening of market conditions in North America, which were partially offset by pricing pressure internationally.

“The Completion and Production division revenue increased 20% in the quarter and operating margins improved by 700 basis points to approximately 13%, driven by the strength in our production enhancement, cementing and completion tools product service lines.

“Our Drilling and Evaluation division is driven, in large part, by our international footprint. While we experienced a modest increase this quarter the overall market continues to move sideways with continued pricing pressure.

“Overall, I am confident about Halliburton’s ability to grow North America margins, and continue to maintain the run rate for our international business. Our strategy is working well and we intend to stay the course. We will continue to drive superior execution and remain focused on delivering best-in-class returns,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the second quarter of 2017 was $3.1 billion, an increase of $528 million, or 20%, from the first quarter of 2017, while operating income was $397 million, an increase of $250 million. These improvements were primarily due to improved pressure pumping utilization and pricing in the United States land market. Also benefiting these results were increased well completion activity in the Gulf of Mexico, North Sea, and Russia, partially offset by pricing pressure in the Middle East.

Drilling and Evaluation

Drilling and Evaluation revenue in the second quarter of 2017 was $1.8 billion, an increase of $150 million, or 9%, from the first quarter of 2017, while operating income was $125 million, an increase of $3 million. These increases were primarily due to increased drilling activity in North America, Latin America, North Sea, and Russia, partially offset by pricing pressure across international markets.

Corporate and Other Events

Corporate and other expense was $114 million in the second quarter of 2017. This included approximately $42 million of litigation settlements and a one-time executive compensation expense. Of the $42 million, $29 million is related to a loss contingency in connection with an understanding with the Securities and Exchange Commission (SEC) staff to settle the previously disclosed investigation of certain past matters related to our operations in Angola and Iraq. The settlement is pending approval by the Commissioners of the SEC. Separately, the Department of Justice has advised us that it has completed its investigation of these matters and will not be taking any action.

Additionally, Halliburton currently expects to exchange $375 million of outstanding trade receivables with our primary customer in Venezuela for an interest-bearing promissory note with a par value of the same amount. As required by accounting rules, we recognized a pre-tax charge of $262 million for a fair market value adjustment related to this expected exchange.

Geographic Regions

North America

North America revenue in the second quarter of 2017 was $2.8 billion, a 24% increase sequentially. This improvement was driven primarily by increased utilization and pricing throughout the United States land sector, particularly in pressure pumping and well construction product service lines, as well as higher completion tool sales in the Gulf of Mexico.

International

International revenue in the second quarter of 2017 was $2.2 billion, a 7% increase sequentially, resulting primarily from higher drilling activity in Latin America, increased well completion and drilling services in Europe/Africa/CIS, and increased fluid activity in the Eastern Hemisphere.

Latin America revenue in the second quarter of 2017 was $508 million, a 10% increase sequentially, driven by increased drilling activity in Mexico, Venezuela, and Colombia, as well as higher stimulation activity in Argentina.

Europe/Africa/CIS revenue in the second quarter of 2017 was $679 million, a 12% increase sequentially, primarily due to a seasonal rebound in the North Sea and Russia resulting in higher drilling, well completions and pipeline and process service activity.

Middle East/Asia revenue in the second quarter of 2017 was $1.0 billion, a 2% increase sequentially, primarily resulting from increased fluid services in Asia Pacific and higher well wireline and well completion activity in the Middle East. Partially offsetting these increases were decreases in stimulation services in the Middle East and pricing pressure across the region.

Selective Technology & Highlights

•
In July 2017, Halliburton acquired two businesses, Summit ESP and Ingrain, Inc. Summit is a leading provider of electric submersible pumps, and related technology and services. Ingrain specializes in the analysis of complex rock types and has developed and brought to market unique capabilities in rock physics, using digital scanning and analysis to derive petrophysical insights for operators to use in commercial decision-making. The additions of these two businesses strengthen Halliburton’s artificial lift and wireline portfolios for its global customers.

•
Halliburton’s AccessFrac™ Service drives production and asset efficiency. A Permian Basin operator was developing a multi-well Sprayberry formation pad offsetting existing producing assets. The AccessFrac Service substantially reduced well bashing effects on offset wells, which in turn allowed effective fracture lengths and improved productivity. After one year of production, the wells that applied AccessFrac Service averaged a 33% increase in cumulative BOE production when compared to previous pad development efforts, and reduced negative impacts on the offset wells. AccessFrac™ is a unique service combining materials, equipment and design process to solve challenges in completing shale wells in North America.

•
Halliburton and Accenture announced the companies are working together to help transform how operators can achieve a lower cost per BOE by digitalizing crucial business activities between the field, front office and back office. The combined strengths and capabilities of Halliburton and Accenture will enable digital solutions that align and elevate technical, operational, and business outcomes for operators.

•
Halliburton announced an agreement with GroundMetrics to deliver full field reservoir characterization and monitoring services. The collaboration combines GroundMetrics' capabilities in electromagnetic and resistivity sensing where the capabilities and expertise of both companies will enable the generation of 3D saturation models to help reduce subsurface uncertainties and assist operators in making better production-related decisions.

•
Halliburton awarded a multi-million dollar software grant to King Fahd University for Petroleum and Minerals. The software grant is delivered through Landmark’s University Grants Program, which contributes renewable software licenses to qualified academic institutions worldwide.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 50,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the resolution of SEC investigations and class action lawsuits; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended March 31, 2017, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2017	2016	2017
Revenue:
Completion and Production	$3,132	$2,114	$2,604
Drilling and Evaluation	1,825	1,721	1,675
Total revenue	$4,957	$3,835	$4,279
Operating income (loss):
Completion and Production	$397	$(32)	$147
Drilling and Evaluation	125	154	122
Corporate and other (a)	(114)	(60)	(66)
Impairments and other charges (b)	(262)	(423)	—
Merger termination fee and related costs (c)	—	(3,519)	—
Total operating income (loss)	146	(3,880)	203
Interest expense, net (d)	(121)	(196)	(242)
Other, net	(26)	(31)	(18)
Loss before income taxes	(1)	(4,107)	(57)
Income tax benefit	29	902	25
Income (loss) from continuing operations	28	(3,205)	(32)
Net income attributable to noncontrolling interest	—	(3)	—
Net income (loss) attributable to company	$28	$(3,208)	$(32)
Basic and diluted net income (loss) per share	$0.03	$(3.73)	$(0.04)
Basic weighted average common shares outstanding	869	860	867
Diluted weighted average common shares outstanding	871	860	867

(a) Includes an aggregate $42 million of litigation settlements and one-time executive compensation charges in the three months ended June 30, 2017.
(b) During the three months ended June 30, 2017, Halliburton recognized a $262 million fair market value adjustment associated with an expected promissory note in Venezuela.
(c) Includes a $3.5 billion merger termination fee recognized in the three months ended June 30, 2016.
(d) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the three months ended March 31, 2017, as well as $41 million of debt redemption fees and associated expenses in the three months ended June 30, 2016.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income
See Footnote Table 2 for Reconciliation of As Reported Income (Loss) from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2017	2016
Revenue:
Completion and Production	$5,736	$4,438
Drilling and Evaluation	3,500	3,595
Total revenue	$9,236	$8,033
Operating income (loss):
Completion and Production	$544	$(2)
Drilling and Evaluation	247	395
Corporate and other	(180)	(106)
Impairments and other charges (a)	(262)	(3,189)
Merger termination fee and related costs (b)	—	(4,057)
Total operating income (loss)	349	(6,959)
Interest expense, net (c)	(363)	(361)
Other, net	(44)	(78)
Loss before income taxes	(58)	(7,398)
Income tax benefit	54	1,777
Loss from continuing operations	(4)	(5,621)
Loss from discontinued operations, net	—	(2)
Net loss	$(4)	$(5,623)
Net loss attributable to noncontrolling interest	—	3
Net loss attributable to company	$(4)	$(5,620)
Amounts attributable to company shareholders:
Loss from continuing operations	$(4)	$(5,618)
Loss from discontinued operations, net	—	(2)
Net loss attributable to company	$(4)	$(5,620)
Basic and diluted net loss per share	$—	$(6.54)
Basic and diluted weighted average common shares outstanding	868	859

(a) During the six months ended June 30, 2017, Halliburton recognized a $262 million fair market value adjustment associated with an expected promissory note in Venezuela.
(b) During the six months ended June 30, 2016, Halliburton recognized a $3.5 billion merger termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting.

(c) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the six months ended June 30, 2017, as well as $41 million of debt redemption fees and associated expenses in the six months ended June 30, 2016.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	June 30	December 31
	2017	2016
Assets
Current assets:
Cash and equivalents	$2,139	$4,009
Receivables, net	4,385	3,922
Inventories	2,283	2,275
Prepaid income taxes	557	585
Other current assets	896	886
Total current assets	10,260	11,677

Property, plant and equipment, net	8,374	8,532
Goodwill	2,407	2,414
Deferred income taxes	2,232	1,960
Other assets	2,052	2,417
Total assets	$25,325	$27,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,166	$1,764
Accrued employee compensation and benefits	583	544
Short-term borrowings and current maturities of long-term debt	336	170
Other current liabilities	983	1,545
Total current liabilities	4,068	4,023

Long-term debt	10,816	12,214
Employee compensation and benefits	550	574
Other liabilities	938	741
Total liabilities	16,372	17,552

Company shareholders’ equity	8,917	9,409
Noncontrolling interest in consolidated subsidiaries	36	39
Total shareholders’ equity	8,953	9,448
Total liabilities and shareholders’ equity	$25,325	$27,000

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
	2017	2016
Cash flows from operating activities:
Net loss	$(4)	$(5,623)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation, depletion and amortization	769	742
Payment related to the Macondo well incident	(368)	(33)
Impairments and other charges	262	3,189
Working capital (a)	(222)	72
Deferred income tax benefit, continuing operations	(216)	(1,516)
Other	130	(634)
Total cash flows provided by (used in) operating activities (b)	351	(3,803)

Cash flows from investing activities:
Capital expenditures	(592)	(447)
Proceeds from sales of property, plant and equipment	76	114
Other investing activities	(29)	(60)
Total cash flows used in investing activities	(545)	(393)

Cash flows from financing activities:
Payments on long-term borrowings	(1,623)	(2,525)
Dividends to shareholders	(312)	(309)
Borrowings on short-term debt, net	232	13
Other financing activities	62	89
Total cash flows used in financing activities	(1,641)	(2,732)

Effect of exchange rate changes on cash	(35)	(41)
Decrease in cash and equivalents	(1,870)	(6,969)
Cash and equivalents at beginning of period	4,009	10,077
Cash and equivalents at end of period	$2,139	$3,108
(a) Working capital includes receivables, inventories and accounts payable.
(b) Includes a $3.5 billion merger termination fee paid during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue	2017	2016	2017
By operating segment:
Completion and Production	$3,132	$2,114	$2,604
Drilling and Evaluation	1,825	1,721	1,675
Total revenue	$4,957	$3,835	$4,279

By geographic region:
North America	$2,770	$1,516	$2,231
Latin America	508	476	463
Europe/Africa/CIS	679	795	604
Middle East/Asia	1,000	1,048	981
Total revenue	$4,957	$3,835	$4,279

Operating Income (Loss)
By operating segment:
Completion and Production	$397	$(32)	$147
Drilling and Evaluation	125	154	122
Total	522	122	269
Corporate and other	(114)	(60)	(66)
Impairments and other charges	(262)	(423)	—
Merger termination fee and related costs	—	(3,519)	—
Total operating income (loss)	$146	$(3,880)	$203

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
Revenue	2017	2016
By operating segment:
Completion and Production	$5,736	$4,438
Drilling and Evaluation	3,500	3,595
Total revenue	$9,236	$8,033

By geographic region:
North America	$5,001	$3,310
Latin America	971	1,017
Europe/Africa/CIS	1,283	1,573
Middle East/Asia	1,981	2,133
Total revenue	$9,236	$8,033

Operating Income (Loss)
By operating segment:
Completion and Production	$544	$(2)
Drilling and Evaluation	247	395
Total	791	393
Corporate and other	(180)	(106)
Impairments and other charges	(262)	(3,189)
Merger termination fee and related costs	—	(4,057)
Total operating income (loss)	$349	$(6,959)

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017
As reported operating income	$146	$203

Impairments and other charges (a)	262	—

Adjusted operating income (b)	$408	$203

(a)
During the three months ended June 30, 2017, Halliburton recognized a $262 million fair market value adjustment associated with an expected promissory note in Venezuela. There were no such operating charges or costs for the three months ended March 31, 2017.

(b)
Management believes that operating income adjusted for impairments and other charges for the three months ended June 30, 2017 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views this excluded item to be outside of the company's normal operating results. Management analyzes operating income without the impact of this item as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of this item. Adjusted operating income is calculated as: “As reported operating income” plus "Impairments and other charges" for the three months ended June 30, 2017.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income (Loss) from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017
As reported income (loss) from continuing operations attributable to company	$28	$(32)

Adjustments:
Impairments and other charges	262	—
Costs related to the early extinguishment of debt	—	104
Total adjustments, before taxes (a)	262	104
Income tax benefit	(89)	(38)
Total adjustments, net of tax	$173	$66

Adjusted income from continuing operations attributable to company	$201	$34

As reported diluted weighted average common shares outstanding (b)	871	867
Adjusted diluted weighted average common shares outstanding (b)	871	871

As reported income (loss) from continuing operations per diluted share (c)	$0.03	$(0.04)
Adjusted income from continuing operations per diluted share (c)	$0.23	$0.04

(a)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges and costs related to the early extinguishment of debt is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. The adjustment removes the effect of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported income (loss) from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended June 30, 2017 and March 31, 2017.

(b)
As reported diluted weighted average common shares outstanding for the three months ended March 31, 2017 excludes options to purchase four million shares of common stock, respectively, as their impact would be antidilutive because our reported income from continuing operations attributable to company was in a loss position during the period. When adjusting income from continuing operations attributable to company in the period for the adjustments discussed above, these shares become dilutive.

(c)
As reported income (loss) from continuing operations per diluted share is calculated as: "As reported income (loss) from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Monday, July 24, 2017, to discuss the second quarter 2017 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or (973) 453-2259 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or (404) 537-3406 outside of North America, using the passcode 24655944.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 24, 2017	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary